                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

      Filed by the Registrant /X/

      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      / /        Preliminary Proxy Statement
      / /        CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED
                 BY RULE 14a-6(e)(2))
      /X/        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Section240.14a-11(c) or
                 Section240.14a-12

                                FRIENDLY ICE CREAM CORPORATION
      -----------------------------------------------------------------------
                 (Name of Registrant as Specified In Its Charter)

      -----------------------------------------------------------------------
           (Name of Person(s) Filing Proxy Statement, if other than the
                                    Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/        No fee required.
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(4)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                ----------------------------------------------------------
           (2)  Aggregate number of securities to which transaction
                applies:
                ----------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                ----------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ----------------------------------------------------------
           (5)  Total fee paid:
                ----------------------------------------------------------

/ /        Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

           (1)  Amount Previously Paid:
                ----------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                ----------------------------------------------------------
           (3)  Filing Party:
                ----------------------------------------------------------
           (4)  Date Filed:
                ----------------------------------------------------------

                                     [LOGO]

                         Friendly Ice Cream Corporation
                                1855 Boston Road
                         Wilbraham, Massachusetts 01095

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 15, 2002

TO ALL SHAREHOLDERS OF FRIENDLY ICE CREAM CORPORATION:

    Notice is Hereby Given that the Annual Meeting of Shareholders of Friendly Ice Cream Corporation ("Friendly's") will be held in the Friendly Ice Cream Corporation Conference Center,
41 Capital Drive, West Springfield, Massachusetts at 10:00 a.m. local time on Wednesday, May 15, 2002 for the following purposes:

1.  To elect two Class II Directors for a term expiring in 2005.

2. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

    Notice is Further Given that the Board of Directors has fixed April 3, 2002, as the record date, and only holders of Friendly's common stock of record at the close of business on that date will be entitled to notice of, and to vote at, the Annual Meeting or any adjournments thereof.

    Your copy of the 2001 Annual Report of Friendly Ice Cream Corporation is enclosed.

    IF YOU PLAN TO ATTEND: PLEASE NOTE THAT SPACE LIMITATIONS MAKE IT NECESSARY TO LIMIT ATTENDANCE TO SHAREHOLDERS. ADMISSION TO THE MEETING WILL BE ON A FIRST-COME, FIRST-SERVED BASIS. REGISTRATION WILL BEGIN AT 9:00 A.M., AND SEATING WILL BE AVAILABLE AT APPROXIMATELY 9:30 A.M. CAMERAS AND RECORDING DEVICES WILL NOT BE PERMITTED AT THE MEETING. BENEFICIAL OWNERS OF STOCK HELD IN "STREET NAME" WILL NEED TO BRING A COPY OF A BROKERAGE STATEMENT REFLECTING STOCK OWNERSHIP AS OF THE RECORD DATE.

    WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING OF SHAREHOLDERS, PLEASE FILL IN, DATE AND SIGN THE ACCOMPANYING PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED PREPAID RETURN ENVELOPE. IF YOU ATTEND THE ANNUAL MEETING OF SHAREHOLDERS, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD.

                                              By Authorization of the Board of
                                              Directors
                                              Aaron B. Parker
                                              Vice President, General Counsel
                                              and Clerk

Wilbraham, Massachusetts
April 15, 2002

                              PROXY STATEMENT FOR
                       ANNUAL MEETING OF SHAREHOLDERS OF
                         FRIENDLY ICE CREAM CORPORATION
                           TO BE HELD ON MAY 15, 2002

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
The Annual Meeting..........................................      1
  The Purpose of the 2002 Annual Meeting....................      1
  Voting at the Annual Meeting..............................      1
  Voting By Proxy...........................................      1
  What Constitutes a Quorum?................................      1
  Voting For The Election of Directors......................      2
  Board's Recommendation....................................      2
Stock Ownership.............................................      3
  Who Are the Largest Owners of Friendly's Stock?...........      3
  How Much Stock Do Friendly's Directors and Executive
  Officers Own?.............................................      4
Election of Directors.......................................      4
  Directors Standing for Election...........................      4
  Directors Continuing in Office............................      5
  Director Compensation.....................................      5
  Board Committees and Meetings.............................      6
Independent Public Accountants..............................      7
  Audit Fees................................................      7
  Other Fees................................................      7
Compensation Committee Report on Executive Compensation.....      7
  Base Salaries.............................................      7
  Annual Incentives.........................................      8
  Long-Term Incentives......................................      8
  Policy with Respect to the $1 Million Deduction Limit.....      8
Performance Graph...........................................      9
Executive Compensation......................................     10
  Summary Compensation Table................................     10
  Pension Plan..............................................     11
  Stock Options.............................................     12
Certain Relationships and Related Transactions..............     13
Report of the Audit Committee...............................     14
Other Matters...............................................     15
  Shareholder Proposals and Shareholder Nominations of
  Directors for the 2003 Annual Meeting.....................     15
  Other Business............................................     15
  Proxy Solicitation Costs..................................     15

                                PROXY STATEMENT

                           FRIENDLY ICE CREAM CORPORATION
                                1855 Boston Road
                              Wilbraham, MA 01095

    The Board of Directors of Friendly Ice Cream Corporation (hereafter "Friendly's" or the "Company") solicits your proxy for use at the 2002 Annual Meeting of Shareholders. This proxy statement contains information related to the Annual Meeting of Shareholders of Friendly's to be held on May 15, 2002 at the Friendly Ice Cream Corporation Conference Center, 41 Capital Drive, West Springfield, Massachusetts at 10:00 a.m., and at any postponements or adjournments of such meeting. This proxy statement and form of proxy are first being mailed to shareholders on approximately April 15, 2002.

                               THE ANNUAL MEETING

THE PURPOSE OF THE 2002 ANNUAL MEETING

    At Friendly's 2002 Annual Meeting, shareholders will act upon the election of two directors. Friendly's management will then report on the performance of Friendly's during fiscal 2001 and respond to questions from shareholders.

VOTING AT THE ANNUAL MEETING

    You are entitled to vote at the meeting if you are an owner of record of shares of common stock of Friendly's, its only class of voting securities, at the close of business on April 3, 2002. As an owner of record on the record date, you are entitled to one vote for each share of common stock of Friendly's that you hold. On April 3, 2002, there were 7,353,828 shares of common stock issued and outstanding.

VOTING BY PROXY

    To vote by proxy, please promptly complete, sign and return the enclosed proxy card. Once the enclosed proxy is completed, properly signed and returned to Friendly's, it will be voted as directed. If you are planning to attend the annual meeting, the proxy may also be delivered on the day of the annual meeting.

    You may revoke this proxy if you attend the meeting in person and request that the proxy be revoked. To change your vote before the proxy is exercised, simply file either a notice of revocation or a duly executed proxy bearing a later date with the Clerk of Friendly's, BEFORE the proxy is exercised.

    Please specify your voting choices on the enclosed form of proxy. If you do not provide specific instructions, the shares represented by your signed proxy will be voted FOR the election of the nominees.

WHAT CONSTITUTES A QUORUM?

    The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the record date will constitute a quorum, permitting the meeting to conduct its business. Proxies received but marked as abstentions and shares held in "street name" and represented at the meeting which the record holders are not entitled to vote on certain matters ("broker non-votes") will be included in the calculation of the number of shares considered to be present at the meeting.

VOTING FOR THE ELECTION OF DIRECTORS

    Directors will be elected by a plurality of the votes cast by the shareholders voting in person or by proxy at the Annual Meeting. You as a shareholder may vote in favor of the nominees or withhold your vote as to each nominee. A properly executed proxy marked "WITHHOLD AUTHORITY" with respect to the election of a director will not be voted with respect to the director, and will have no effect on the outcome, although it will be counted for purposes of determining whether there is a quorum.

    Broker non-votes will have no effect on this outcome.

BOARD'S RECOMMENDATION

    Unless otherwise instructed on the proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendation of the Board of Directors. The Board's recommendation is set forth below together with the description of the proposal in this proxy statement. In summary, the Board recommends a vote:

    --  FOR election of nominated directors (see "Election of Directors").

    Should any other matter come properly before the meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion.

                                STOCK OWNERSHIP

WHO ARE THE LARGEST OWNERS OF FRIENDLY'S STOCK?

    The following table sets forth the beneficial ownership of Friendly's common stock by each person who, as of March 1, 2002, is known to Friendly's to be the beneficial owner of 5% or more of the common stock, with sole voting and dispositive power except as otherwise indicated.

NAME AND ADDRESS                                                   AMOUNT OF         PERCENT OF
OF BENEFICIAL OWNER                                           BENEFICIAL OWNERSHIP     CLASS
------------------------------------------------------------  --------------------   ----------
Prestley S. Blake
6799 South Marina Way, Sailfish Point
Stuart, FL 34996............................................         856,800(a)          11.7%

Donald N. Smith
1 Pierce Place, Suite 100 East
Itasca, IL 60143............................................         687,551              9.4%

FleetBoston Financial Corporation
100 Federal Street
Boston, MA 02110............................................         501,683(b)           6.8%

FMR Corp.
82 Devonshire Street
Boston, MA 02109............................................         424,800(c)           5.8%

(a) Mr. Blake reports sole voting and dispositive power over 846,800 shares including the 100,000 shares owned by SPB Family Limited Partnership in which he serves as sole general partner. He reports sole voting and dispositive power over 10,000 shares owned by The Helen D. Blake 1993 Trust in which his wife serves as trustee.

(b) FleetBoston Financial Corporation through its subsidiaries, Fleet National Bank and Fleet Investment Advisors, Inc., reports sole voting power as to 330,883 shares and sole dispositive power as to 501,683 shares.

(c) FMR Corp., through its subsidiary, Fidelity Management and Research Company, reports sole voting power as to 211,100 shares and sole dispositive power as to 424,800 shares.

HOW MUCH STOCK DO FRIENDLY'S DIRECTORS AND EXECUTIVE OFFICERS OWN?

    The following table sets forth the beneficial ownership of Friendly's common stock, as of March 31, 2002, for each director and nominee, the Chief Executive Officer and the other present officers named in the Summary Compensation Table, and for all directors and executive officers as a group, with sole voting and dispositive power except as indicated.

                                                              AGGREGATE NO. OF SHARES   % OF SHARES
NAME                                                           BENEFICIALLY OWNED(1)    OUTSTANDING
----                                                          -----------------------   -----------
Donald N. Smith.............................................          687,551                9.4%
Michael J. Daly.............................................            6,490(2)               *
Steven L. Ezzes.............................................           21,727                  *
Charles A. Ledsinger, Jr....................................           14,290                  *
Burton J. Manning...........................................            7,290                  *
John L. Cutter..............................................           97,601                1.3%
Robert L. Hogan.............................................           14,666                  *
Michael A. Maglioli.........................................           48,290                  *
All directors and executive officers as a group.............          970,740               13.0%

------------------------

*   Represents less than 1% of Friendly's outstanding common stock.

(1) Includes 4,290, 4,290, 4,290, 5,290, 31,666, 11,666, 20,000 and 113,157
    shares that Messrs. Daly, Ezzes, Ledsinger, Manning, Cutter, Hogan, Maglioli and all directors and executive officers as a group, respectively, could purchase by exercise of options at that date or within 60 days after that date under Friendly's Stock Option Plan.

(2) Includes 200 shares owned by Mr. Daly's spouse.

                             ELECTION OF DIRECTORS

    The Board of Directors is divided into three classes of directors. The term of office of the directors in Class II expires at the 2002 Annual Meeting. At the Annual Meeting, two directors will be elected in Class II to hold office until the 2005 Annual Meeting of Shareholders or until their successors are elected and qualified. The Board of Directors proposes that the nominees described below, who are currently serving as Class II directors, be reelected as Class II directors.

    Should either nominee become unable to serve for any reason, which is not anticipated, the Board of Directors may, unless the Board by resolution provides for a lesser number of directors, designate a substitute nominee, in which event the persons named in the enclosed proxy will vote proxies that would otherwise be voted for the named nominees for the election of such substitute nominee or nominees.

    The nominees and the other directors have furnished the following information relating to their principal occupations and directorships, and the number of shares of Friendly's common stock beneficially owned by them.

DIRECTORS STANDING FOR ELECTION

    CLASS II DIRECTORS.  The directors standing for election are:

    STEVEN L. EZZES  Age: 55  Director since 1995

    Steven L. Ezzes was reelected as a director of Friendly's in December 1995. Mr. Ezzes previously served as a director of Friendly's from January 1991 to May 1992. Mr. Ezzes has been Managing Director of Thomas H. Lee Capital, LLC, a private investment company, since September 1999. Prior to joining Thomas H. Lee Capital, LLC, Mr. Ezzes was a Managing Director of Societe Generale, a banking and financial services organization, from 1998 to October 1999.
Mr. Ezzes was a Managing Director of Scotia Capital Markets (USA), an investment banking firm, from November 1996 until 1998. Prior to that, he was a partner of the Airlie Group, a private investment firm, from 1988 until 1994 and from 1995 until 1996. Mr. Ezzes was also a Managing Director of Lehman Brothers, an investment banking firm, from 1994 to 1995.

    CHARLES A. LEDSINGER, JR.  Age: 52  Director since 1997

    Charles A. Ledsinger, Jr. was reelected as a director of Friendly's in October 1997 and had previously served as a director of Friendly's from August 1992 to July 1997. Mr. Ledsinger is a member of the board of directors and has served as the President and Chief Executive Officer of Choice Hotels International, Inc., an international hospitality chain, since August 1998. He was previously President and Chief Operating Officer of St. Joe Corporation, a diversified real estate, forestry, transportation and sugar company from May 1997 through July 1998. Prior to joining St. Joe Corporation, he served as the Senior Vice President and Chief Financial Officer of Harrah's Entertainment, Inc./The Promus Companies, an operator of hotel and gaming properties, and its predecessor companies from 1978 to 1997.

DIRECTORS CONTINUING IN OFFICE

    CLASS III DIRECTOR. The following Class III Director was elected in 2000 for a term ending in 2003.

    DONALD N. SMITH  Age: 61  Director since 1988

    Donald N. Smith has been Chairman and Chief Executive Officer of Friendly's since September 1988. Mr. Smith also served as Friendly's President from September 1988 to December 1998. Since 1985 Mr. Smith has been Chairman of the Board and Chief Executive Officer of The Restaurant Company ("TRC") and its predecessors, which owns and franchises a chain of mid-scale restaurants under the name Perkins Restaurant and Bakery. Since 1998 he has also been the Chief Operating Officer of TRC and its predecessors.

    CLASS I DIRECTORS. The following Class I Directors were elected in 2001 for terms ending in 2004.

    MICHAEL J. DALY  Age: 60  Director since 1997

    Mr. Daly has served as the President and Chief Executive Officer of Baystate Health Systems, a health care organization, since December 1981.

    BURTON J. MANNING  Age: 70  Director since 1997

    Mr. Manning has been the Chairman Emeritus of J. Walter Thompson, Inc., an international advertising agency, since January 1998. He served as the Chairman of J. Walter Thompson, Inc. from 1987 through 1997 and served as its Chief Executive Officer from 1987 through 1996. Mr. Manning is also a director of International Specialty Products, Inc.

DIRECTOR COMPENSATION

    Each director of Friendly's who is not an employee of Friendly's receives a fee of $2,500 per month, and $1,500 per Board of Directors meeting attended, plus expenses. In fiscal 2001, each non-employee director received 5,000 stock options pursuant to the Company's 1997 Stock Option Plan. The options have an exercise price of $2.40 per share. One third of the option award vests on each of the next three consecutive anniversaries of the option award. The options expire ten years from the date of the award.

BOARD COMMITTEES AND MEETINGS

    Friendly's Board of Directors has established an Audit Committee, a Compensation Committee and a Nominating Committee. The Board of Directors met six times during fiscal 2001.

    THE AUDIT COMMITTEE: This Committee has three non-employee directors that meet the standards of independence as required by the American Stock Exchange and met seven times during fiscal 2001. It annually recommends to the Board of Directors the appointment of independent auditors and reviews with the auditors the plan and scope of the audit and audit fees; reviews the guidelines established for the dissemination of financial information; meets periodically with the independent and internal auditors, the Board of Directors and management to monitor the adequacy of reporting and internal controls; reviews consolidated financial statements; and performs any other functions or duties deemed appropriate by the Board of Directors. Messrs. Ezzes, Ledsinger and Daly are the current members of this Committee and Mr. Ledsinger is the Chair of this Committee.

    THE COMPENSATION COMMITTEE: This Committee has three non-employee independent directors and met four times during fiscal 2001. It annually recommends to the Board of Directors the base salary, incentive compensation and any other compensation of the Chairman of the Board and the elected officers of Friendly's and makes recommendations to the Board on the administration of the terms and policies of Friendly's Annual Incentive Plan, Restricted Stock Plan and Stock Option Plan; reviews and submits recommendations to the Board of Directors regarding certain employee benefit plans; and performs any other functions or duties as deemed appropriate by the Board. Messrs. Daly, Ledsinger and Manning are the current members of this Committee. Mr. Manning is the Chair of this Committee.

    THE NOMINATING COMMITTEE: This Committee has two non-employee independent directors and one employee director and met once during fiscal 2001. It considers and proposes director nominees for election at the Annual Meeting; selects candidates to fill Board vacancies as they occur; makes recommendations to the Board of Directors regarding Board committee memberships; and performs any other functions deemed appropriate by the Board of Directors. Messrs. Daly, Ezzes and Smith are the current members of this Committee. Mr. Smith is the Chair of this Committee. The Nominating Committee will accept for consideration shareholders' nominations for directors if made in writing. The nominee's written consent to the nomination and sufficient background information on the candidate must be included to enable the Committee to make proper judgments as to his or her qualifications. Nominations should be addressed to the Nominating Committee at Friendly's headquarters.

    The Board of Directors recommends that stockholders vote "FOR" the election of the directors standing for election.

                         INDEPENDENT PUBLIC ACCOUNTANTS

    Arthur Andersen LLP, independent public accountants, audited the accounts of Friendly's for 2001 and has audited the accounts of Friendly's since at least 1972. As of the date of this proxy statement, an independent auditor has not been appointed for 2002 as the Audit Committee continues to monitor recent public disclosures regarding Arthur Andersen LLP. It is anticipated that a representative of Arthur Andersen LLP will be present at the Annual Meeting of Shareholders with the opportunity to make a statement and respond to appropriate questions.

AUDIT FEES

    The aggregate fees billed by Arthur Andersen LLP for audit services related to the Company's annual financial statements for the fiscal year ended
December 30, 2001 and for reviews of the quarterly statements included in the Company's Quarterly Reports on Form 10-Q for that fiscal year were $206,000.

OTHER FEES

    Arthur Andersen LLP billed an additional $104,400 for other audits, actuarial services and tax compliance. There were no billings for information systems design or consulting in fiscal 2001.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    The Compensation Committee of Friendly's is comprised of three independent, non-employee directors. The Compensation Committee is responsible for recommending compensation and benefits for the elected officers of Friendly's, including awards under Friendly's stock plans.

    The Committee is committed to implementing a compensation program that supports Friendly's mission--to grow Friendly's revenues and earnings by building on and reinforcing the Friendly's brand. Thus, executive compensation will be structured around the following tenets:

    - Total compensation programs should strengthen the relationship between pay and performance by emphasizing variable, at-risk compensation that is dependent on the achievement of Friendly's and individual performance goals.

    - Management should be focused on the long-term interests of shareholders. Thus, a significant portion of the compensation opportunity should be long-term, at-risk pay in the form of equity.

    - Friendly's must maintain its ability to attract, retain and encourage the development of qualified, capable executives. Total compensation opportunities will generally mirror those offered by comparably sized organizations within the restaurant industry although, for those positions where the labor market is not limited to the restaurant industry, Friendly's will reference broader general industry information for similarly sized organizations. The comparator group used for compensation purposes will generally be broader than the group that comprises the published industry index in the Performance Graph included in this proxy statement. The Compensation Committee believes that Friendly's competition for executive talent is not limited to the companies included in the published industry index established for comparing shareholder returns.

    The key elements of Friendly's executive compensation program are base salary, annual incentives and long-term compensation. These key elements are addressed separately below.

BASE SALARIES

    The Committee regularly reviews each executive officer's base salary. Base salaries are targeted at or slightly above the median of market levels with adjustments above or below market to recognize varying levels of responsibility, prior experience, breadth of knowledge and internal equity issues, as well as external pay practices. Increases to base salaries are driven primarily by individual performance. Individual performance is evaluated based on sustained levels of individual contribution to Friendly's.

    Mr. Smith's base salary did not change in 2001 and accordingly, was $223,000. This was based on the Compensation Committee's recommendation to the Board that a salary freeze apply to the CEO and certain other executive officers. The salary freeze was deemed appropriate by the Board in light of the Company's performance in fiscal 2000.

ANNUAL INCENTIVES

    The Annual Incentive Plan is structured to provide a variable pay opportunity based on company and individual performance. Each year, the Compensation Committee establishes Company financial objectives. The financial objectives are based upon Friendly's achievement of specified levels of earnings as measured by EBITDA (i.e., earnings before interest, taxes, depreciation and amortization). These goals are considered achievable but require above-average performance. For Messrs. Smith and Cutter, target payouts in fiscal 2001 ranged up to 100% of base pay. For all other executive officers, target payouts in fiscal 2001 ranged up to 35% of base pay. Maximum awards for superior performance are capped at 150% of target. Mr. Smith and other executive officers earned cash bonuses in fiscal 2001 by achieving 115.6% of the EBITDA target for 2001 pursuant to the terms of the AIP Plan.

LONG-TERM INCENTIVES

    Long-term incentives may be provided pursuant to Friendly's Restricted Stock and Stock Option Plans. The Committee anticipates that stock options will be the primary form of long-term incentives and, during fiscal 2001, such incentives consisted solely of option grants. Stock options representing 114,500 shares were awarded to executive officers during fiscal 2001.

    Stock options are granted at the fair market value of the common stock on the date of grant. The ultimate value of an option grant to the recipient depends on the shareholder value created between the date of grant and the date of exercise. Option awards are based primarily on competitive practice but may also be adjusted to reflect factors such as individual and company performance.

POLICY WITH RESPECT TO THE $1 MILLION DEDUCTION LIMIT

    Section 162(m) of the Internal Revenue Code generally limits the corporate deduction for compensation paid to elected officers named in the proxy to $1 million, unless certain requirements are met. The Compensation Committee will consider the impact of this provision when making compensation decisions. However, the Committee will weigh all pertinent factors to determine appropriate plan design and incentive awards.

                                                      THE COMPENSATION COMMITTEE

Burton J. Manning
                                                  Charles A. Ledsinger, Jr.
                                                  Michael J. Daly

                               PERFORMANCE GRAPH

    The following indexed graph indicates the Company's total stockholder return for the period beginning November 14, 1997 (the first trading day for the Company) and ending December 30, 2001 as compared to the total return for the Standard & Poor's 500 Composite Index and the Standard & Poor's Restaurant Index, assuming an investment of $100 in each as of November 14, 1997. Total stockholder return for the Company, as well as for the Indices, is based on the cumulative amount of dividends for a given period (assuming dividend reinvestment) and the difference between the share price at the beginning and at the end of the period. Please note that the graph is historical representations and, as such, are not indicative of future performance relative to the Indices.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

          FRIENDLY'S  S&P RESTAURANT INDEX  S&P 500 INDEX
11/14/97         100                   100            100
12/28/97       63.19                 95.85         102.34
12/27/98       33.33                 156.8         136.02
1/2/00         24.65                161.32         165.07
12/31/00       11.46                145.57         150.06
12/30/01       23.33                131.74         133.72

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

    The Summary Compensation Table below sets forth the compensation earned for the last three fiscal years by Friendly's Chief Executive Officer and each of the other four most highly compensated executive officers (the "Named Executive Officers").

                                                                                       LONG-TERM           ALL OTHER
                                                 ANNUAL COMPENSATION                 COMPENSATION         COMPENSATION
                                        -------------------------------------   -----------------------   ------------
                                                                                RESTRICTED   SECURITIES
                                                                    OTHER         STOCK      UNDERLYING
NAME AND                      FISCAL                                ANNUAL        AWARDS      OPTIONS
PRINCIPAL POSITION             YEAR      SALARY        BONUS     COMPENSATION     ($)(A)        (#)
------------------           --------   --------      --------   ------------   ----------   ----------
Donald N. Smith (b)            2001     $235,670      $257,800           --            --           --            --
  Chairman and Chief           2000      235,670            --           --            --           --            --
  Executive Officer            1999      267,423            --           --            --           --            --

John L. Cutter                 2001     $399,600      $433,500      $ 3,657            --       22,000
  President and Chief          2000     $399,600            --        5,190            --       55,000
  Operating Officer            1999      337,533            --        4,312       180,000           --

Gerald E. Sinsigalli           2001     $325,120      $110,100      $ 3,700            --           --       $68,000(c)
  President, Foodservice       2000      288,667        56,400       95,243            --       30,000            --
  Division                     1999      303,520            --        3,343        14,059           --            --

Michael A. Maglioli            2001     $244,920      $ 95,300      $ 4,586            --       12,000            --
  Senior Vice President,       2000      222,733            --       51,414            --       30,000            --
  Operations                   1999      190,608            --           --        11,132           --            --

Robert L. Hogan
  Senior Vice President,       2001     $238,019      $126,700           --            --       12,000            --
  Chief Marketing Officer      2000       48,875(d)     35,000           --            --       35,000            --

------------------------

(a) Awards for 1999 were made under Friendly's 1997 Restricted Stock Plan to Messrs. Cutter, Sinsigalli, and Maglioli of 30,000, 2,445 and 1,936 shares, respectively. The 1999 awards to Messrs. Sinsigalli and Maglioli vest in eight equal annual installments on the third full business day following the release of first quarter earnings by Friendly's for Friendly's fiscal years 2000 through 2007. The award to Mr. Cutter vested 25% in 2000 and the balance vests in six equal annual installments 90 days following the end of Friendly's fiscal years 2000 through 2005. Dividends, if any, are payable on restricted common stock, although Friendly's does not presently intend to pay dividends. At the end of fiscal 2001, Messrs. Cutter, Sinsigalli and Maglioli held 30,000, 16,625 and 11,686 restricted shares valued at $126,000, $69,825 and $49,081, respectively. Mr. Sinsigalli's Restricted Stock was immediately vested upon his separation from Friendly's on December 31, 2001.

(b) Mr. Smith also devotes a portion of his time to The Restaurant Company ("TRC"), where he serves as Chairman, Chief Executive Officer and Chief Operating Officer.

(c) Mr. Sinsigalli entered into a separation agreement with the Company in October 2001 which provides for his employment with Friendly's through December 31, 2001; continuation of base salary through March 31, 2002; participation in the AIP bonus plan for 2001; and immediate vesting in 10,694 shares of stock awarded under the Company's Restricted Stock Plan.

(d) Mr. Hogan joined Friendly's in October 2000.

PENSION PLAN

    Benefits under the Friendly Ice Cream Corporation Cash Balance Pension Plan (the "Pension Plan") for Messrs. Smith, Cutter, Maglioli and Hogan are generally determined based on the value in their respective notional cash balance accounts under the Pension Plan. Each year each participant's cash balance account is credited with a percentage of base salary compensation, which percentage is determined based on the participant's years of service. Interest is also credited to the cash balance account each year. Amounts in excess of those payable under the Pension Plan as a result of limits imposed by the Internal Revenue Code will be paid under the Friendly Ice Cream Corporation Supplemental Executive Retirement Plan (the "SERP"). Both plans provide for an election to receive benefits in an actuarially determined lump sum. Benefits under the Pension Plan and the SERP for Mr. Sinsigalli were determined primarily based on final compensation and years of credited service. As of December 31, 2001, the estimated annual benefits, payable upon retirement at age 65 in the form of a straight life annuity, unreduced for social security benefits and including benefits payable under the SERP, for each of Messrs. Smith, Sinsigalli, Cutter, Maglioli and Hogan were $41,500, $177,100, $17,800, $65,300 and $7,500, respectively. Mr. Sinsigalli retired from Friendly's on December 31, 2001 and elected to receive an early lump sum distribution of his Pension Plan and SERP benefits and is no longer a participant in these plans.

STOCK OPTIONS

    The following tables show information concerning option grants in fiscal 2001 (and how much the named officers may eventually realize in future dollars under two hypothetical situations: if the stock gains 5% or 10% in value per year, compounded over the ten-year life of the options) and fiscal year-end option values. The hypothetical 5% and 10% rates are assumed rates of appreciation required by the Securities and Exchange Commission and are not intended to forecast future appreciation of the common stock. The first table includes the increase in value to all common shareholders using the same assumed rates of appreciation. No options were exercised during fiscal 2001.

    STOCK OPTION GRANTS IN FISCAL 2001

                                                                                           POTENTIAL REALIZABLE
                                                 INDIVIDUAL GRANTS                           VALUE AT ASSUMED
                             ---------------------------------------------------------     ANNUAL RATES OF STOCK
                                NUMBER OF        % OF TOTAL      EXERCISE                   PRICE APPRECIATION
                               SECURITIES      OPTIONS GRANTED    PRICE                     FOR OPTION TERM (A)
                               UNDERLYING       TO EMPLOYEES       PER      EXPIRATION   -------------------------
NAME                         OPTIONS GRANTED   IN FISCAL YEAR     SHARE        DATE          5%            10%
----                         ---------------   ---------------   --------   ----------   -----------   -----------
Donald Smith...............              0                --         --            --             --            --
John Cutter................         22,000               8.0%     $2.40     7/25/2011    $    33,200   $    84,040
Gerald Sinsigalli..........              0                --         --            --             --            --
Michael Maglioli...........         12,000               4.3%      2.40     7/25/2011         18,120        45,840
Robert Hogan...............         12,000               4.3%      2.40     7/25/2011         18,120        45,840
                               -----------       -----------      -----     ---------    -----------   -----------
Increase in value to all
  common shareholders (b)..                                                              $11,118,165   $28,126,748
                               -----------       -----------      -----     ---------    -----------   -----------

------------------------

(a) Calculated over a ten-year period, representing the life of the options.

(b) Calculated using a common stock price of $2.40, the closing market price on July 25, 2001, which is the exercise price of the options granted in 2001 and the total weighted average number of common shares outstanding for 2001.

    Stocks options are exercisable in accordance with the terms established by the Board of Directors, which terms may relate to continued service with Friendly's or attainment of performance goals. All of the stock options awarded in 2001 will become exercisable over a three-year period, subject to the optionee's continued employment with Friendly's. All awards under the Stock Option Plan will become fully vested and exercisable upon a change in control of Friendly's. In general terms, a change in control may occur when:

    -- third parties acquire 35% or more of the voting stock of Friendly's, with certain exceptions, and existing senior management and certain existing shareholders collectively own less voting stock than such third parties and no longer have the ability to elect a majority of the Board of Directors;

    -- individuals currently on the Board of Directors cease to constitute a majority of the Board of Directors unless a majority of the existing Board of Directors approves such new directors; or

    -- a reorganization, merger, consolidation, liquidation, dissolution or sale of substantially all the assets of Friendly's occurs.

    FISCAL YEAR-END OPTION VALUES

                                                      NUMBER OF SECURITIES           VALUE OF UNEXERCISED
                                                     UNDERLYING UNEXERCISED              IN-THE-MONEY
                                                           OPTIONS AT                     OPTIONS AT
                                                        FY-END 2001 (#)                  FY-END 2001
NAME                                               EXERCISABLE/UNEXERCISABLE      EXERCISABLE/UNEXERCISABLE
----                                              ----------------------------   ----------------------------
Donald N. Smith.................................         0       /         0      $     0       /   $     0
John L. Cutter..................................    18,333       /    58,667      $12,518       /   $64,637
Gerald E. Sinsigalli............................    10,000       /    20,000      $ 3,250       /   $ 6,500
Michael A. Maglioli.............................    10,000       /    32,000      $ 3,250       /   $28,100
Robert L. Hogan.................................    11,666       /    35,334      $15,457       /   $52,518

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    Mr. Smith is an officer and majority shareholder of TRC. Friendly's is a party to two agreements with TRC relating to taxes. In connection with the distribution by TRC to its shareholders of the common stock in Friendly's in 1996, Friendly's entered into a Tax Disaffiliation Agreement under which TRC must indemnify Friendly's for all income taxes during periods when Friendly's and its affiliates were includable in a consolidated federal income tax return with TRC and for any income taxes due as a result of Friendly's ceasing to be a member of the TRC consolidated group. TRC does not retain any liability for periods when Friendly's and its affiliates were not includable in the TRC consolidated federal income tax return and Friendly's must indemnify TRC if any such income taxes are assessed against TRC. TRC also does not indemnify Friendly's for a reduction of Friendly's existing net operating loss ("NOLs") or for NOLs previously utilized by TRC. The Tax Disaffiliation Agreement terminates 90 days after the statute of limitations expires for each tax covered by the agreement including unfiled returns as if such returns had been filed by the appropriate due date. Friendly's also entered into a Tax Responsibility Agreement in 1997 in connection with the sale of Restaurant Insurance Corporation ("RIC") to Friendly's by TRC. Under the Tax Responsibility Agreement, Friendly's must indemnify TRC for any income taxes that are assessed against TRC as a result of the operations of RIC. The Tax Responsibility Agreement terminates 90 days after the statute of limitations expires for each tax covered by the agreement. No payments were made since the beginning of Friendly's 2000 fiscal year under either of these agreements.

    On October 12, 1998, Friendly's entered into an agreement with The Ice Cream Corporation ("TICC") which conditionally granted TICC exclusive rights to purchase and develop Friendly's full-service restaurants in the Lancaster and Chester counties of Pennsylvania (the "TICC Agreement"). The owners of TICC are family members of Mr. Smith. Pursuant to the TICC Agreement, TICC purchased at fair market value certain assets and rights in two existing restaurants and committed to open an additional ten restaurants by October 11, 2004 with an option to purchase an additional three restaurants. TICC paid to Friendly's $125,000 in October 1998 for development fees for certain of the additional restaurants discussed above. On March 14, 2001, TICC and Friendly's agreed to terminate their development agreement and TICC forfeited its exclusive development rights. The $112,500 of unearned development fees were offset against the amounts due from TICC for product purchases.

    Friendly's entered into subleases in 1993 and 1994 for certain land, buildings and equipment from a subsidiary of TRC. During fiscal 2001 rent expense related to the subleases was approximately $219,000. On May 11, 2001, Friendly's purchased the first lease position from the master lessee for one of these properties for $100,000 and terminated the sublease with the subsidiary of TRC for approximately $52,000.

    In 1999, TRC Realty LLC entered into a ten-year operating lease for an aircraft. Friendly's shares proportionately with TRC in reimbursing TRC Realty LLC for leasing, tax and insurance expenses. In addition, the Company also incurs actual usage costs. Total expense to Friendly's under these arrangements for fiscal 2001 was $686,000.

    Friendly's purchased certain food products used in the normal course of business from a division of TRC. For the year ended December 30, 2001, purchases were approximately $618,000.

    In June 1999, Friendly's sold a restaurant business (excluding the related property which was owned by the FICC pension plan), located in Mt. Laurel, New Jersey, to a franchisee of Friendly's Restaurants Franchise, Inc., a subsidiary of Friendly's. Under the original lease agreement between Friendly's and the pension plan, Friendly's leased the restaurant from the pension plan for approximately $63,000 per annum through June 2001. In conjunction with Friendly's sale of the restaurant business to the franchisee, Friendly's subleased the property, with all of its rights, to the franchisee for an aggregate annual amount of $77,000 through July 31, 2001. Under the terms of the sublease agreement, the pension plan received rental income directly from the franchisee. On March 30, 2001, the franchisee exercised an option to purchase the property directly from the pension plan at fair market value of approximately $712,000. The fair market value was determined by taking the average of two independent appraisals of the subject property.

                         REPORT OF THE AUDIT COMMITTEE

    During fiscal 2000, the Audit Committee of the Board of Directors developed an updated charter for the Committee, a copy of which was included in Friendly's 2001 Annual Meeting Proxy Statement. The charter was reviewed on a quarterly basis during fiscal 2001 with no significant changes.

    In overseeing the preparation of Friendly's audited financial statements, the Committee met with both management and Friendly's outside auditors to review and discuss the financial statements prior to their issuance and to discuss significant accounting issues. Management advised the Committee that the financial statements were prepared in accordance with generally accepted accounting principles, and the Committee discussed the statements with both management and the outside auditors. The Committee's review included discussion with the outside auditors of matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (Communication With Audit Committees).

    With respect to Friendly's outside auditors, the Committee, among other things, discussed with Arthur Andersen LLP matters relating to its independence, including the letter received from the outside auditors and the written disclosures they made to the Committee as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The Committee has considered whether the provision of the non-audit services referred to under INDEPENDENT PUBLIC ACCOUNTANTS is compatible with maintaining the independence of the outside auditors.

    On the basis of these reviews and discussions, the Committee recommended to the Board of Directors that the Board approve the inclusion of Friendly's audited financial statements in Friendly's Annual Report on Form 10-K for the fiscal year ended December 31, 2000, for filing with the Securities and Exchange Commission.

                                          THE AUDIT COMMITTEE
                                          Charles A. Ledsinger, Jr.
                                          Steven L. Ezzes
                                          Michael J. Daly

                                 OTHER MATTERS

SHAREHOLDER PROPOSALS AND SHAREHOLDER NOMINATIONS OF DIRECTORS FOR THE 2003
  ANNUAL MEETING

    To be eligible for inclusion in Friendly's proxy statement for the 2003 Annual Meeting, shareholder proposals must be received by Friendly's Clerk no later than December 16, 2002 and must comply with the requirements of the Securities and Exchange Commission. Shareholders otherwise interested in presenting a proposal for consideration at Friendly's Annual Meeting of Shareholders in 2003 must comply with the procedures set forth in Friendly's By-Laws and the proposal must be received by the Clerk of Friendly's no later than 60 days in advance of the meeting if such meeting is held on a day which is within 30 days preceding the anniversary of the previous year's meeting, or 90 days in advance of such meeting if such meeting is to be held on or after May 15, 2003.

    Only a stockholder of record entitled to vote in the election of Directors generally may nominate a person for election as a Director at an annual meeting of stockholders. Such nominations "must be noticed" to Friendly's Clerk no later than 60 days in advance of the annual meeting if it is to be held within 30 days preceding the anniversary of the previous year's annual meeting, or 90 days in advance of such meeting if such meeting is to be held on or after May 15, 2003.

OTHER BUSINESS

    As of the date of this proxy statement, Friendly's knows of no business that will be presented for consideration at the Annual Meeting other than the proposal referred to above. Should any other matter be properly brought before the meeting for action by the shareholders, proxies in the enclosed form returned to Friendly's will be voted in accordance with the recommendation of the Board of Directors or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

PROXY SOLICITATION COSTS

    The cost of soliciting proxies in the enclosed form will be borne by Friendly's. Officers and regular employees of Friendly's may, but without compensation other than their regular compensation, solicit proxies by further mailing or personal conversations, or by telephone, telex, facsimile or electronic means. Friendly's will, upon request, reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to the beneficial owners of stock.

                                          By Authorization of the Board of
                                          Directors
                                          Aaron B. Parker
                                          Vice President, General Counsel and
                                          Clerk

April 15, 2002

FRIENDLY ICE CREAM CORPORATION                   PROXY/VOTING INSTRUCTION CARD
--------------------------------------------------------------------------------

    This proxy is solicited on behalf of the Board of Directors of Friendly
          Ice Cream Corporation for the Annual Meeting on May 15, 2002

         The undersigned appoints John L. Cutter, Paul V. Hoagland and Aaron B. Parker and each of them, with full power of substitution in each, the proxies of the undersigned, to represent the undersigned and vote all shares of Friendly Ice Cream Corporation Common Stock which the undersigned may be entitled to vote at the Annual Meeting of Shareholders to be held on May 15, 2002, and at any adjournment or postponement thereof, as indicated on the reverse side.

         This proxy when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is given, this proxy will be voted FOR proposal 1.

         (Continued, and to be signed and dated, on the reverse side.)


                                                  FRIENDLY ICE CREAM CORPORATION
                                                  P.O. BOX 11389
                                                  NEW YORK, N.Y. 10203-0389

                             DETACH PROXY CARD HERE


[ ] Mark, Sign, Date and Return                        [X]
    the Proxy Card Promptly                  Votes must be indicated
    Using the Enclosed Envelope.             (x) in Black or Blue Ink.

1. To elect two Class II Directors for terms expiring in 2005.                2. To transact such other business as may properly
                                                                                 come before the meeting or any adjournment or
                                                                                 adjournments thereof.
   FOR all nominees [ ]  WITHHOLD AUTHORITY to vote [ ]   *EXCEPTIONS [ ]
   listed below          for all nominees listed below


Nominees: Steven L. Ezzes, Charles A. Ledsinger, Jr.

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box and write that nominee's name in the space provided below).

*Exceptions ____________________________________________________________


                                                                              To change your address, please mark this box. [ ]


                                                                              -------------------------------------------------

                                                                                          SCAN LINE

                                                                              -------------------------------------------------

                                                                              The signature on this Proxy should correspond exactly
                                                                              with stockholder's name as printed to the left. In
                                                                              the case of joint tenancies, co-executors, or
                                                                              co-trustees, both should sign. Persons signing as
                                                                              Attorney, Executor, Administrator, Trustee or Guardian
                                                                              should give their full title.

                                                                              Date   Share Owner sign here    Co-Owner sign here

                                                                              -----  -----------------------  ---------------------